Exhibit 8.1
Subsidiaries of the Registrant
•	Xiamen Longtop System Co., Ltd.

•	Xiamen Longtop Information Technology Co., Ltd.

•	Xiamen Longtop Financial Technology Management Co., Ltd.

•	Shanghai Longtop Technology Co., Ltd

•	Beijing Longtop Technology Co., Ltd

•	Guangzhou Fenet Information Technologies Co., Ltd.

•	Advanced Business Services(Beijing) Co., Ltd

•	State Prime Technology Limited

•	Grand Legend Holdings Limited

•	Longtop Financial Technologies (BVI) Limited

•	Eastson International Limited